Mitchell J. Krebs
President & Chief Executive Officer

February 1, 2013

Frank L. Hanagarne Jr.
Delivered via Coeur e-mail

Re: Offer of Employment

Dear Frank,

Pursuant to our recent discussions, I am very pleased to offer you the position of Senior Vice President and Chief Operating Officer.
In this key corporate officer position you will report to me in my capacity as Coeur's President and Chief Executive Officer. This position will be based in our corporate office, but will require significant travel.
The base salary for this exempt salaried position will be $340,000 per year. Certain incentive elements of compensation, including the target level for participation in the Company's annual incentive plan (AIP), prorated for the first year, and the Company's long-term incentive plan (LTIP) must be approved by the Board of Directors' Compensation Committee. The AIP for this position will be targeted at 75% of your base salary and the LTIP is targeted at 225% of your base salary.
You will continue eligibility in the Company's various benefit programs, which include medical and dental insurance for you and your family, group life, short-term & long-term disability, employee assistance program, paid holidays and Coeur's defined contribution & 401(k) retirement plans.
Please sign this letter indicating your acceptance of this employment offer and return it to me by February 5, 2013. Thank you.

Professional regards,

Mitchell J. Krebs

cc: Keagan J. Kerr, VP, HR
	Frank L. Hanagarne Jr.	Date

Coeur d'Alene Mines Corporation
505 Front Avenue, P.O. Box I
Coeur d'Alene, ID 83816-0316
Telephone (208) 667-3511
Facsimile (208) 667-2213
www.coeur.com